January 29, 2010	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports 2009 Fourth Quarter and Annual Earnings

Financial Highlights for the Fourth Quarter and Twelve Months of 2009:

  Capital: The capital position of the Company continues to be strong, significantly exceeding the "well capitalized" thresholds established by regulators. As of December 31, 2009, on a preliminary basis, the Company's Tier 1 leverage ratio was 8.54%, Tier 1 risk-based capital ratio was 14.94%, and total risk-based capital ratio was 16.20%. At December 31, 2009, the Company's tangible common equity to total assets ratio was 6.50% as compared to 6.65% at December 31, 2008. The Company's tangible common equity to total risk-weighted assets ratio was 11.4% at December 31, 2009, as compared to 9.3% at December 31, 2008.
  FDIC-assisted Acquisitions: In 2009, one-time non-interest income gains totaling $89.8 million (pre-tax) were recorded as a result of the FDIC-assisted acquisitions of TeamBank N.A. in March 2009 and Vantus Bank in September 2009. The gains were based upon the estimated fair value of the assets acquired and liabilities assumed. The integration of both institutions continues to go well with high deposit retention rates in each institution. Integration of the Vantus Bank operating system into Great Southern's operating system was completed in mid-December and most operational efficiencies should be realized beginning in the first quarter of 2010.
  Non-performing Assets: Non-performing assets, excluding FDIC-covered non-performing assets, at December 31, 2009, were $65.0 million, a decrease of $860,000 from December 31, 2008. Non-performing assets, excluding FDIC-covered assets, as a percentage of total assets were 1.79% at December 31, 2009, as compared to 2.48% at December 31, 2008.
  Loans: Total gross loans, including FDIC-covered loans, increased $376.1 million, or 21.5%, from December 31, 2008, and increased $11.2 million, or 0.50%, from September 30, 2009. Excluding FDIC-covered loans, construction and land development loans were down $222.9 million, or 41.0%, as compared to December 31, 2008, and down $93.3 million, or 22.5%, as compared to September 30, 2009. The ratio of allowance for loan losses to total loans, excluding FDIC-covered loans, was 2.35% as of December 31, 2009, compared to 2.28% as of September 30, 2009, and 1.66% at December 31, 2008.
  Deposits: Total deposits increased $805.9 million, or 42.2%, from December 31, 2008. The Company's deposit mix shifted significantly from December 31, 2008, with a decrease of $534.0 million, or 66.1%, in brokered deposits and an increase of $1.1 billion, or 123.3%, in certificates of deposit (CDs) and checking accounts. The FDIC-assisted acquisitions added $868.4 million in non-brokered deposits. Additional deposit increases were generated across the entire franchise, primarily in the original Great Southern footprint. The Company also experienced growth in CDARS® customer deposits during 2009 with an increase of $190.9 million, or 113.4%.

  (Explanations of above financial results are detailed in the body of this release below.)

Springfield, Mo. -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported preliminary earnings for the quarter ended December 31, 2009, were $0.28 per diluted

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common share ($4.0 million) compared to the $0.25 per diluted common share ($3.3 million) the Company earned during the same quarter in the prior year. The effects of the Company's hedge accounting entries recorded increased earnings for the quarter ended December 31, 2008, by $684,000. The Company also recorded a $2.1 million (pre-tax) impairment write-down of certain available-for-sale equity investments in the fourth quarter of 2008.

Preliminary earnings for the twelve months ended December 31, 2009, were $4.44 per diluted common share ($61.7 million) compared to a loss of $0.35 per diluted common share ($4.7 million loss) the Company recorded during the prior year. The effects of the Company's hedge accounting entries recorded increased earnings by $514,000 for the twelve months ended December 31, 2009, and increased earnings for the same period in 2008 by $2.5 million. Annual 2009 results include a first quarter 2009 pre-tax gain of $43.9 million related to the FDIC-assisted acquisition of TeamBank N.A. (the first quarter 2009 preliminary gain of $28.8 million based on initial fair value estimates for the acquired assets and assumed liabilities was adjusted to $43.9 reflecting a final fair value calculation of the TeamBank loan portfolio, which is discussed later in this release) and a third quarter 2009 pre-tax gain of $45.9 million related to the FDIC-assisted acquisition of Vantus Bank, based upon the preliminary initial fair value estimate of the assets acquired and liabilities assumed. Partially offsetting these gains for the year were significant acquisition-related expenses. In 2008, the Company recorded a loan loss provision and related charge-off of $35 million, equal to $1.70 per diluted common share (after tax), in connection with a defaulted $30 million stock loan to the holding company of a failed Arkansas-based bank and the under-collateralized portion of other associated loans totaling $5 million (see the Company's Quarterly Report on Form 10-Q for March 31, 2008, for additional information). The twelve-month 2008 results were also negatively impacted by the write-down of the Company's investment in perpetual preferred stock of Fannie Mae and Freddie Mac equating to approximately $5.3 million (pre-tax) or $.26 per diluted common share.

For the three months ended December 31, 2009, annualized return on average equity (ROAE) was 7.81%; annualized return on average assets (ROAA) was 0.52%; and annualized net interest margin (NIM) was 3.32%. For the twelve months ended December 31, 2009, ROAE was 29.72%; ROAA was 1.91%; and NIM was 3.03%.

Great Southern President and CEO Joseph W. Turner commented, "The year 2009 was an historic year for us. The FDIC-assisted acquisitions of TeamBank and Vantus Bank have contributed much to our Company. Both organizations are fully integrated into Great Southern and we are very pleased with the quality of our new markets in terms of both customer relationships and our new associates. These acquisitions have generated additional deposits, liquidity and capital and we believe they will provide financial benefits to the Company in the near-term and well into the future.

"The Company continues to be in a strong capital position. Our earnings in 2009 contributed to increases in common stockholders' equity, our tangible common equity, and our regulatory capital ratios. We continue to participate in the U.S. Treasury's Capital Purchase Program (CPP). Our management team and Board of Directors regularly review our participation in the program. The Company would be in a strong "well capitalized" position without the CPP funds; however, we have no immediate plans to repay the funds at this time due to the continued uncertainty in the economy and potential opportunities for growth in the next 12 to 18 months. To date, we have paid the U.S. Treasury $2.7 million in preferred dividends and the value of the common warrants owned by the Treasury has increased significantly."

Turner continued, "The Company's liquidity position remains at historic high levels. We saw significant improvement in our deposit mix in 2009. Total deposits increased by 42% since December 31, 2008, primarily due to the FDIC-assisted acquisitions, and also due to strong core deposit growth in our original Great Southern footprint. The deposit mix shifted considerably with a 66% reduction in brokered deposits and an increase in demand deposit accounts and retail CDs by 106% and 149%, respectively.

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"As expected, credit quality and the resolution of non-performing assets remain a focus for our Company. We have seen periodic increases and decreases in non-performing loans and foreclosed assets. Problem credits continue to migrate through the credit resolution process. Net charge-offs were $6.0 million in the three months ended December 31, 2009. To remain well reserved against inherent credit losses, we continued to build the allowance for loan and lease losses with a provision of $7.5 million during the quarter. While we are working through many of our problem credits and making progress, we expect non-performing assets, loan loss provisions and net charge-offs to continue to be elevated, but at manageable levels.

"Finally, we believe that the economic environment will remain challenging for the foreseeable future, but will offer opportunities for well-positioned institutions like Great Southern. We will continue to seek strategic opportunities that may become available."

Selected Financial Data and Non-GAAP Reconciliation

(Dollars in thousands)

	Three Months Ended December 31, 2009			Twelve Months Ended December 31, 2009
	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded

Net interest income	$26,179	$ --	$26,179	$89,263	$ (393)	$89,656
Provision for loan losses	7,500	--	7,500	35,800	--	35,800
Non-interest income	8,650	--	8,650	122,784	1,184	121,600
Non-interest expense	20,875	--	20,875	78,195	--	78,195
Provision for income taxes	1,629	--	1,629	33,005	(277)	32,728
Net income	$ 4,825	$ --	$ 4,825	$65,047	$ 514	$64,533
Net income available to
common shareholders	$ 3,988	$ --	$ 3,988	$61,694	$ 514	$61,180

	Three Months Ended December 31, 2008			Twelve Months Ended December 31, 2008
	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded

Net interest income	$17,242	$ (639)	$17,881	$71,583	$(3,111)	$74,694
Provision for loan losses	5,000	--	5,000	52,200	--	52,200
Non-interest income	6,309	1,691	4,618	28,144	6,976	21,168
Non-interest expense	13,383	--	13,383	55,706	--	55,706
Provision for income taxes	1,599	(368)	1,231	(3,751)	(1,353)	(5,104)
Net income (loss)	$ 3,569	$ 684	$ 2,885	$ (4,428)	$ 2,512	$ (6,940)
Net income (loss) available
to common shareholders	$ 3,327	$ 684	$ 2,643	$(4,670)	$ 2,512	$ (7,182)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2009		2008		2009		2008
	Dollars	Earnings Per Share	Dollars	Earnings Per Share	Dollars	Earnings Per Share	Dollars	Earnings Per Share
Reported Earnings (Loss)
Per Common Share	$ 3,988	$0.28	$3,327	$0.25	$61,694	$4.44	$ (4,670)	$(0.35)
Amortization of deposit broker
origination fees (net of taxes)	--		415		256		2,022
Net change in fair value of interest
rate swaps and related deposits
(net of taxes)	--		(1,099)		(770)		(4,534)
Earnings excluding impact
of hedge accounting entries	$ 3,988		$ 2,643		$61,180		$ (7,182)
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FDIC-ASSISTED ACQUISITIONS

  TeamBank N.A., Paola, Kan.- March 20, 2009. Great Southern Bank entered into a purchase and assumption agreement with loss share with the FDIC to assume all of the deposits (excluding brokered deposits) and acquire certain assets of TeamBank, N.A., a full service commercial bank headquartered in Paola, Kan. The Company provided significant details about this transaction in its Current Report on Form 8-K/A filed on June 5, 2009. Since the March acquisition, customer deposits have remained stable with a high retention rate.

  In the first quarter of 2009, the Company recorded a preliminary one-time gain of $28.8 million (pre-tax), based upon the initial estimated fair value of the assets acquired and liabilities assumed in accordance with FASB ASC 805 (SFAS No. 141 (R), Business Combinations). ASC 805 allows a measurement period of up to one year to adjust initial fair value estimates as of the acquisition date. Subsequent to the initial fair value estimate calculations in the first quarter of 2009, additional information was obtained about the fair value of assets acquired and liabilities assumed as of March 20, 2009, which resulted in adjustments to the initial fair value estimates. Most significantly, additional information (as of the acquisition date) was obtained on the credit quality of certain loans as of the acquisition date which resulted in increased fair value estimates of the acquired loan pools. The fair values of these loan pools were adjusted and the provisional fair values finalized. These adjustments resulted in a $15.1 million increase to the first quarter 2009 initial one-time gain of $28.8 million. Thus, the final first quarter 2009 gain was $43.9 million related to the fair value of the acquired assets and assumed liabilities.

  Vantus Bank, Sioux City, Iowa - September 4, 2009. Great Southern entered into a purchase and assumption agreement with loss share with the FDIC to assume all of the deposits and acquire certain assets of Vantus Bank, a full-service thrift headquartered in Sioux City, Iowa. The Company provided significant details about this transaction in its Current Report on Form 8-K/A filed on November 9, 2009.

  The Company converted Vantus Bank operational systems into Great Southern's systems on December 11, 2009, which allows all Great Southern and former Vantus Bank customers to conduct business at all banking centers throughout the Great Southern four-state franchise. With the completion of the operational conversion, back office support functions were consolidated with most anticipated operational efficiencies being realized in the first quarter of 2010 and in future periods. Since the acquisition, banking center customer deposits have remained stable with a high retention rate.

NET INTEREST INCOME

Net interest income for the fourth quarter of 2009 increased $9.0 million to $26.2 million compared to $17.2 million for the fourth quarter of 2008. Net interest margin was 3.32% in the quarter ended December 31, 2009, compared to 2.80% in the same period in 2008, an increase of 52 basis points, and 3.27% in the three months ended September 30, 2009, an increase of five basis points. The average interest rate spread was 3.26% in the three months ended December 31, 2009, compared to 2.56% in the three months ended December 31, 2008. The average interest rate spread decreased four basis points compared to the average interest rate spread of 3.30% in the three months ended September 30, 2009.

As noted above, the Company's net interest margin increased compared to the same quarter in the prior year and also increased compared to the September 30, 2009, quarter. In 2008, the Company decided to increase the amount of longer-term brokered certificates of deposit to provide additional liquidity for operations and to maintain in reserve its available secured funding lines with the Federal Home Loan Bank (FHLBank) and the Federal Reserve Bank. As market interest rates on these types of deposits decreased in 2009, the

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Company redeemed many of these certificates in order to reduce its cost of funds and some of its excess liquidity. In 2008 and 2009, excess funds were invested in short-term cash equivalents at rates that resulted in a negative spread.

The average balance of cash and cash equivalents in the three and twelve months ended December 31, 2009, was $521 million and $425 million, respectively. These cash levels are higher than our historical averages.

The Company's margin was also positively impacted by a change in the deposit mix. The addition of the TeamBank and Vantus Bank core deposits provided a relatively lower cost funding source, which allowed the Company to reduce some of its higher cost funds. The Company also had significant maturities in its retail certificate portfolio and renewed many of these certificates at significantly lower rates in many cases. In addition, the TeamBank and Vantus Bank loans were recorded at their fair value at acquisition, which provided a current market yield on the portfolio.

As a result of all of these factors, the Company's net interest margin increased to 3.32% in the three months ended December 31, 2009, compared to 3.27% in the three months ended September 30, 2009, and 2.80% in the three months ended December 31, 2008.

The Federal Reserve last cut interest rates on December 16, 2008. Great Southern has a significant portfolio of loans which are tied to a "prime rate" of interest. Some of these loans are tied to some national index of "prime," while most are indexed to "Great Southern prime." The Company has elected to leave its "prime rate" of interest at 5.00% in light of the current highly competitive funding environment for deposits and wholesale funds. This does not affect a large number of customers as a majority of the loans indexed to "Great Southern prime" are already at interest rate floors, which are provided for in individual loan documents. At its most recent meeting on January 27, 2010, the Federal Reserve Board elected to leave the Federal Funds rate unchanged and did not indicate that rate changes are imminent.

Net interest income for the twelve months of 2009 increased $17.7 million to $89.3 million compared to $71.6 million for the twelve months of 2008. Net interest margin was 3.03% in the twelve months ended December 31, 2009, compared to 3.01% in 2008, an increase of two basis points.

Excluding the impact of the accounting entries recorded for certain interest rate swaps, economically, net interest income for the twelve months of 2009 increased $15.0 million to $89.7 million compared to $74.7 million for the twelve months of 2008. Net interest margin excluding the effects of the accounting change was 3.04% in the twelve months ended December 31, 2009, compared to 3.14% in the twelve months ended December 31, 2008, a decrease of 10 basis points.

Non-GAAP Reconciliation
(Dollars in thousands)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2009		2008		2009		2008
	Dollars	%	Dollars	%	Dollars	%	Dollars	%
Net Interest Income/Margin	$26,179	3.32%	$17,242	2.80%	$89,263	3.03%	$71,583	3.01%
Amortization of deposit broker
origination fees	--	--	639.10		393.01		3,111.13
Net interest income/margin excluding
impact of hedge accounting entries	$26,179	3.32%	$17,881	2.90%	$89,656	3.04%	$74,694	3.14%

For additional information on net interest income components, refer to "Average Balances, Interest Rates and Yields" tables in this release. This table is prepared including the impact of the accounting changes for interest rate swaps.

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NON-INTEREST INCOME

Non-interest income increased to $8.7 million for the fourth quarter of 2009 compared to $6.3 million for the fourth quarter of 2008, primarily as a result of the following items:

  Gain on loan sales: Net realized gains on loan sales increased $531,000, or 184.4%, in the fourth quarter of 2009. The gain on loan sales was mainly due to a higher volume of fixed-rate residential mortgage loan originations, which the Company typically sells in the secondary market.

  Securities gains, losses and impairments: Net realized gains on available-for-sale securities were $322,000 in the fourth quarter of 2009, compared to a net realized loss of $2.1 million in the fourth quarter of 2008. The $2.1 million loss recorded in the 2008 period related to an impairment write-down in value of certain available-for-sale equity investments. The Company continues to hold the majority of these securities in the available-for-sale category.

  Deposit account charges: Deposit account charges and ATM and debit card usage fees increased $1.3 million, or 34.6%, in the three months ended December 31, 2009, compared to the same period in 2008. A large portion of this increase was the result of the customers added in the FDIC-assisted acquisitions as well as organic growth in the original Great Southern footprint.

Partially offsetting the above positive income items during the fourth quarter of 2009 versus 2008 was the following item:

  Interest rate swaps: The change in the fair value of certain interest rate swaps and the related change in fair value of hedged deposits resulted in an increase of $1.7 million in the quarter ended December 31, 2008. This income was part of a 2005 accounting restatement in which approximately $3.4 million (net of taxes) was charged against retained earnings in 2005. This charge was recovered in subsequent periods as interest rate swaps matured or were terminated by the swap counterparty. All of this charge has now been recovered. There was no impact in the fourth quarter of 2009 and there will be no impact in future quarters.

Non-interest income increased to $122.8 million for the year ended 2009 compared to $28.1 million for the year ended 2008, primarily as a result of the following items:

  FDIC-assisted acquisitions: A total of $89.8 million of one-time pre-tax gains was recorded related to the fair value accounting estimates of the assets acquired and liabilities assumed of TeamBank and Vantus Bank, as discussed above. Additional income of $2.7 million was recorded due to the discount related to the FDIC indemnification assets booked in connection with these transactions. Additional income will be recognized in future periods as loans are collected from customers and as reimbursements of losses are collected from the FDIC, but we cannot estimate the timing of this income due to the variables associated with these transactions.

  Gain on loan sales: Net realized gains on loan sales increased $1.5 million, or 104.2%, in the twelve months of 2009 compared to 2008. The gain on loan sales was mainly due to a higher volume of fixed-rate residential mortgage loan originations, which the Company typically sells in the secondary market.

  Securities gains, losses and impairments: Net losses on securities sales and impairments in the twelve months ending December 31, 2009, were $1.5 million compared to net losses on securities sales and impairments in the twelve months ending December 31, 2008, of $7.3 million. The 2009 losses included a $2.9 million impairment related to a non-agency collateralized mortgage obligation, $530,000 related
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  to the impairment of equity securities, and a $575,000 impairment on pooled trust preferred investments. These impairment losses were partially offset by gains on the sales of various investment securities throughout 2009. The losses in 2008 were primarily due to the impairment write-down of $5.3 million related to Fannie Mae and Freddie Mac preferred stock, which was discussed in the September 30, 2008, Quarterly Report on Form 10-Q. These equity investments were subsequently sold in 2009. An additional $2.1 million loss recorded in the 2008 period related to an impairment write-down in value of certain available-for-sale equity investments. The Company continues to hold the majority of these securities in the available-for-sale category.

  Deposit account charges: Deposit account charges and ATM and debit card usage fees increased $2.3 million, or 15.1%, in the twelve months ended December 31, 2009, compared to 2008. This increase was mainly the result of the acquisition of former TeamBank and Vantus Bank customer accounts, as well as organic growth in the original Great Southern footprint.

Partially offsetting the above positive income items for 2009 as compared with 2008 were the following items:

  Interest rate swaps: The change in the fair value of certain interest rate swaps and the related change in fair value of hedged deposits resulted in an increase of $1.2 million in the twelve months ended December 31, 2009, compared to an increase of $7.0 million in the twelve months ended December 31, 2008. This income was part of the 2005 accounting restatement described above.

  Commission revenue: For the twelve months ended December 31, 2009, commission income from the Company's travel, insurance and investment divisions decreased $1.9 million, or 22.3%, compared to 2008. The decrease was primarily in the Company's travel division where customers have reduced their travel in light of current economic conditions. Another large portion of the decrease also occurred in the investment division as a result of the alliance formed in 2008 with Ameriprise Financial Services. As a result of this change, Great Southern now records most of its investment services activity on a net basis in non-interest income.

NON-INTEREST EXPENSE

Non-interest expense for the fourth quarter of 2009 was $20.9 million compared with $13.4 million for the fourth quarter of 2008, an increase of $7.5 million, or 56.0%. Non-interest expense for the twelve months of 2009 was $78.2 million compared with $55.7 million for the twelve months of 2008, an increase of $22.5 million, or 40.4%. The expense increases in both the three and twelve month periods were primarily related to the FDIC-assisted acquisitions. The following were key items related to the increases in non-interest expense in the three and twelve month periods:

  TeamBank N.A. FDIC-assisted acquisition: A portion of the Company's increase in non-interest expense in the fourth quarter and full-year 2009 compared to the same periods in 2008 related to the FDIC-assisted acquisition of the former TeamBank and its ongoing operation. In the three months ended December 31, 2009, non-interest expenses related to the operations of the former TeamBank were $2.0 million. In the twelve months ended December 31, 2009, non-interest expenses related to the acquisition and ongoing operations of the former TeamBank were $10.0 million. In addition, this growth has led to other increased non-interest expenses related to TeamBank that have been absorbed in other pre-existing areas of the Company. In the twelve months ended December 31, 2009, the Company incurred costs related to the conversion of deposits and loans to its core computer processing systems and also incurred expenses related to retention and separation pay for employees whose positions were consolidated. The largest expense increases were in the areas of salaries and benefits and occupancy and equipment expenses.

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  Vantus Bank FDIC-assisted acquisition: The Company's increase in non-interest expense in the fourth quarter and twelve months of 2009 compared to the same periods in 2008 also included expenses related to the acquisition and operations of Vantus Bank. In the three months ended December 31, 2009, non-interest expenses associated with Vantus Bank were $3.1 million. In the twelve months ended December 31, 2009, non-interest expenses were $4.9 million. In addition, other non-interest expenses related to the operation of other areas of the former Vantus Bank, such as lending and certain support functions, were absorbed in other pre-existing areas of the Company. In the three and twelve months ended December 31, 2009, the Company incurred costs related to the conversion of deposit and loan information to its core computer processing systems and incurred expenses related to retention and separation pay for employees whose positions were consolidated. The largest expense increases were in the areas of salaries and benefits and occupancy and equipment expenses.

  New banking centers: The Company's increase in non-interest expense in the fourth quarter and twelve months of 2009 compared to the same periods in 2008 also related to the continued internal growth of the Company. The Company opened its first retail banking center in Creve Coeur, Mo., in May 2009, and its second banking center in Lee's Summit, Mo., in late September 2009. In the three months ended December 31, 2009, compared to the three months ended December 31, 2008, non-interest expenses increased $261,000 associated with the ongoing operations of these locations. In the twelve months ended December 31, 2009, compared to the twelve months ended December 31, 2008, non-interest expenses increased $686,000 associated with the ongoing operations of these locations.

  FDIC insurance premiums: In 2009, the FDIC significantly increased insurance premiums for all banks, nearly doubling the regular quarterly deposit insurance assessments. In addition, the FDIC imposed a special five basis point assessment on all insured depository institutions based on assets (minus Tier 1 capital) as of June 30, 2009. The Company recorded an expense of $1.7 million in the second quarter of 2009 for this special assessment. Due to growth of the Company and the increased assessment rates noted above, FDIC insurance expense (including the second quarter special assessment) increased from $561,000 in the three months ended December 31, 2008, to $1.1 million in the three months ended December 31, 2009, and increased from $2.2 million for the twelve months ended December 31, 2008, to $5.7 million for the twelve months ended December 31, 2009.

  On November 12, 2009, the FDIC adopted a final rule amending the assessment regulations to require insured depository institutions to prepay their estimated quarterly regular risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012 on December 30, 2009. The Company prepaid $13.2 million, which will be expensed in the normal course of business throughout this three-year period.

  Foreclosure-related expenses: Due to the increase in levels of foreclosed assets, foreclosure-related expenses increased $1.5 million in the twelve months ended December 31, 2009, compared to the same period in 2008.

  The Company's efficiency ratio for the quarter ended December 31, 2009, was 59.94% compared to 56.83% in the same quarter in 2008. The Company's ratio of non-interest expense to average assets increased from 1.90% for the three months ended December 31, 2008, to 2.20% for the three months ended December 31, 2009. The efficiency ratio in the fourth quarter of 2009 was negatively impacted by TeamBank-related operating expenses, Vantus Bank acquisition-related and operating expenses, and increased expenses related to foreclosures and FDIC deposit insurance premiums. These increased expenses also contributed to the increase in the Company's ratio of non-interest expense to average assets.

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The Company's efficiency ratio for the twelve months ended December 31, 2009, was 36.88% compared to 55.86% in 2008. The Company's ratio of non-interest expense to average assets increased from 2.07% for the twelve months ended December 31, 2008, to 2.15% for the twelve months ended December 31, 2009. The efficiency ratio in the twelve months of 2009 was positively impacted by the TeamBank and Vantus Bank-related one-time gains and negatively impacted by the investment securities impairment write-downs recorded by the Company in 2009 and the other expenses discussed above.

Non-GAAP Reconciliation:
(Dollars in thousands)

	Three Months Ended December 31,
	2009			2008
	Non-interest Expense	Revenue Dollars*	%	Non-interest Expense	Revenue Dollars*	%
Efficiency Ratio	$20,875	$34,829	59.94%	$13,383	$23,551	56.83%
Amortization of deposit broker
origination fees	--	--	--	--	639	(1.61)
Net change in fair value of interest
rate swaps and related deposits	--	--	--	--	(1,691)	4.26
Efficiency ratio excluding impact
of hedge accounting entries	$20,875	$34,829	59.94%	$13,383	$22,499	59.48%

* Net interest income plus non-interest income

	Twelve Months Ended December 31,
	2009			2008
	Non-interest Expense	Revenue Dollars*	%	Non-interest Expense	Revenue Dollars*	%
Efficiency Ratio	$78,195	$212,047	36.88%	$55,706	$99,727	55.86%
Amortization of deposit broker
origination fees	--	393	(.07)	--	3,111	(1.81)
Net change in fair value of interest
rate swaps and related deposits	--	(1,184)	.20	--	(6,976)	4.06
Efficiency ratio excluding impact
of hedge accounting entries	$78,195	$211,256	37.01%	$55,706	$95,862	58.11%

* Net interest income plus non-interest income

For the three months ended December 31, 2009, the Company's effective tax rate was 25.2%. The lower tax rate was due to additional tax-exempt investments and loans obtained in the acquisitions. For the twelve months ended December 31, 2009, the Company's effective tax rate was 33.7%. In future periods, the Company expects its effective tax rate generally to be 32-36%.

CAPITAL

As of December 31, 2009, total stockholders' equity was $298.9 million (8.2% of total assets). As of December 31, 2009, common stockholders' equity was $242.9 million (6.7% of total assets), equivalent to a book value of $18.12 per common share. Total stockholders' equity at December 31, 2008, was $234.1 million (8.8% of total assets). As of December 31, 2008, common stockholders' equity was $178.5 million (6.7% of total assets),

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equivalent to a book value of $13.34 per common share. Common stockholders' equity increased $64.4 million, or 36.1%, in the twelve months ended December 31, 2009.

At December 31, 2009, the Company's tangible common equity to total assets ratio was 6.5% as compared to 6.6% at December 31, 2008, due to increased assets from the FDIC-assisted acquisitions and increases in cash equivalents and investments. The Company's tangible common equity to total risk-weighted assets ratio was 11.4% at December 31, 2009.

As of December 31, 2009, the Company's and the Bank's regulatory capital levels were categorized as "well capitalized" as defined by the Federal banking agencies' capital-related regulations. On December 31, 2009, and on a preliminary basis, the Company's Tier 1 leverage ratio was 8.54%, Tier 1 risk-based capital ratio was 14.94%, and total risk-based capital ratio was 16.20%. On December 31, 2009, and on a preliminary basis, the Bank's Tier 1 leverage ratio was 7.35%, Tier 1 risk-based capital ratio was 12.86%, and total risk-based capital ratio was 14.12%.

On December 5, 2008, Great Southern Bancorp, Inc. became a participant in the U.S. Treasury's voluntary Capital Purchase Program (CPP), a part of the Emergency Economic Stabilization Act of 2008, designed to provide capital to healthy financial institutions to promote confidence and stabilization in the economy. At the time the Company was approved to participate in the CPP, it exceeded all "well-capitalized" regulatory benchmarks. The Company issued to the U.S. Treasury 58,000 shares of the Company's newly authorized Fixed Rate Cumulative Perpetual Preferred Stock, Series A, for an aggregate purchase price of $58.0 million. Great Southern also issued to the U.S. Treasury a warrant to purchase 909,091 shares of common stock at $9.57 per share.

Through its preferred stock investment, the Treasury will receive a cumulative dividend of 5% per year for the first five years, or $2.9 million per year, and 9% per year thereafter. The preferred shares are callable at 100% of the issue price, subject to the approval of the Company's primary federal regulator.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses increased $2.5 million, from $5.0 million during the three months ended December 31, 2008, to $7.5 million during the three months ended December 31, 2009. The provision for loan losses decreased $16.4 million, from $52.2 million during the year ended December 31, 2008, to $35.8 million during the year ended December 31, 2009. See the Company's Quarterly Report on Form 10-Q for March 31, 2008, for additional information regarding the large provision for loan losses in the first quarter of 2008. The allowance for loan losses increased $10.9 million, or 37.5%, to $40.1 million at December 31, 2009, compared to $29.2 million at December 31, 2008. Net charge-offs were $6.0 million in the three months ended December 31, 2009, versus $5.2 million in the three months ended December 31, 2008. Five relationships were responsible for $3.3 million of the net charge-off total for the 2009 fourth quarter. Three of these relationships are included in non-performing loans, and two relationships are included in foreclosed assets at December 31, 2009. Net charge-offs were $24.9 million in the year ended December 31, 2009, versus $48.5 million in the year ended December 31, 2008. The amount of charge-offs for the twelve months ended December 31, 2008, was due principally to the $35 million which was provided for and charged off in the quarter ended March 31, 2008, related to the Company's loans to the Arkansas-based bank holding company and related loans to individuals described in the Company's Quarterly Report on Form 10-Q for March 31, 2008. In addition, general market conditions, and more specifically, housing supply, absorption rates and unique circumstances related to individual borrowers and projects also contributed to increased provisions in both 2008 and 2009. As properties were transferred into foreclosed assets, evaluations were made of the value of these assets with corresponding charge-offs as appropriate.

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Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, regular reviews by internal staff and regulatory examinations.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management has long ago established various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. More recently, additional procedures have been implemented to provide for more frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers, and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The Bank's allowance for loan losses as a percentage of total loans, excluding loans supported by FDIC loss share agreements, was 2.35%, 2.28%, and 1.66% at December 31, 2009, September 30, 2009, and December 31, 2008, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company's loan portfolio at this time, based on recent internal and external reviews of the Company's loan portfolio and current economic conditions. If economic conditions remain weak or deteriorate significantly, it is possible that additional loan loss provisions would be required, thereby adversely affecting the Company's future results of operations and financial condition.

ASSET QUALITY

Former TeamBank and Vantus Bank non-performing assets, including foreclosed assets, are not included in the totals and non-performing loans, potential problem loans and foreclosed assets discussed below because losses from these assets are substantially covered under loss share agreements with the FDIC. In addition, FDIC-supported assets were recorded at their estimated fair values as of March 20, 2009, and September 4, 2009, respectively. No material additional losses or changes to these estimated fair values have been identified as of December 31, 2009, other than the adjustment of the provisional fair value measurements of the former TeamBank loan portfolio discussed above.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered non-performing assets, at December 31, 2009, were $65.0 million, a decrease of $860,000 from December 31, 2008. Non-performing assets as a percentage of total assets were 1.79% at December 31, 2009, compared to 2.48% at December 31, 2008. Compared to December 31, 2008, non-performing loans decreased $6.7 million to $26.5 million while foreclosed assets increased $5.9 million to $38.5 million. Construction and land development loans comprised $8.7 million, or 33%, of the total $26.5 million of non-performing loans at December 31, 2009.

Non-performing Loans.Despite improvement in non-performing loans since December 31, 2008, an increase of $3.1 million occurred since the September 30, 2009, non-performing loan total of $23.4 million. The following are additions to non-performing loans during the three months ended December 31, 2009:

  A $2.8 million relationship, secured by car dealerships in southwest Missouri.

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  A $1.9 million relationship, secured by a mini-storage facility, rental houses and equipment in southwest Missouri.
  A $1.6 million relationship, secured by an apartment complex and campground in the Branson, Mo. area.
  A $1.4 million relationship, secured by a subdivision and spec houses in the Branson, Mo. area.
  A $1.4 million relationship secured by residential lots, a commercial building and complete and incomplete non-owner occupied houses located in southwest Missouri.
  A $1.0 million relationship secured by rental properties located at Lake Ozark, Mo.

Offsetting these increases was the transfer of two loan relationships to the Foreclosed Assets category and the return of one relationship to performing status. The decreases were as follows:

  A $2.3 million relationship, secured primarily by single family residences, duplexes and triplexes in the Joplin/Webb City, Mo. area. This relationship was charged down approximately $500,000 prior to foreclosure in the fourth quarter of 2009.
  A $2.4 million relationship, secured by a partially-completed subdivision in Springfield, Mo. and improved commercial and residential land in Branson, Mo. This relationship was charged down approximately $1 million at foreclosure in the fourth quarter of 2009.
  A $1.5 million loan relationship, secured by an ownership in a closely-held corporation. Additional collateral, including a non-owner occupied residence and a debt service reserve, was obtained in the fourth quarter of 2009. Repayment is anticipated from the sale of the residence. As noted below, this loan was considered to be a potential problem loan at December 31, 2009.

At December 31, 2009, the six significant relationships listed above accounted for $10.1 million of the total non-performing loan balance of $26.5 million. In addition to the six significant relationships noted above, one other significant relationship remains from the third quarter of 2009 and was previously described in the Company's September 30, 2009, Quarterly Report on Form 10-Q under "Non-performing Loans".

Potential Problem Loans. Potential problem loans increased $18.6 million during the three months ended December 31, 2009, from $31.9 million at September 30, 2009, to $50.5 million at December 31, 2009. Potential problem loans are loans which management has identified as having possible credit problems that may cause the borrowers difficulty in complying with current repayment terms. These loans are not reflected in the non-performing assets. During the three months ended December 31, 2009, potential problem loans increased primarily due to the addition of six unrelated relationships totaling $26.2 million to the Potential Problem Loans category. These six additional relationships include:

  A $9.6 million relationship secured by condominium units and a commercial lot located near Lake of the Ozarks, Mo.
  A $5.6 million relationship secured by a residential complex located in St. Louis.
  A $5.5 million relationship secured by subdivisions and land in the Springfield, Mo., and Branson, Mo., areas.
  A $2.0 million relationship secured by a hotel located in Springfield, Mo.
  A $1.8 million relationship (previously the $1.5 million loan relationship described above in the Non-performing Loan category), secured by an ownership in a closely-held corporation.
  A $1.7 million loan secured by rental houses and lots located in southwest Missouri.

Decreases totaling $9.3 million in the Potential Problem Loans category resulted primarily from six relationships described above which were moved to the Non-performing Loans category.

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At December 31, 2009, the six significant relationships listed above accounted for $26.2 million of the total Potential Problem Loan balance of $50.5 million. In addition to the six significant relationships noted above, six other significant relationships remain from the third quarter of 2009 and were previously described in the Company's September 30, 2009, Quarterly Report on Form 10-Q under "Potential Problem Loans".

Foreclosed Assets. Foreclosed assets decreased a net $2.6 million during the three months ended December 31, 2009, from $41.1 million at September 30, 2009, to $38.5 million at December 31, 2009. During the three months ended December 31, 2009, foreclosed assets decreased primarily due to the sale of a $4.2 million relationship consisting of a condominium and retail historic rehabilitation development in St. Louis and a $1.1 million relationship consisting of a six-unit townhouse complex located in Springfield, Mo. Increases consisted primarily of the addition of a $1.8 million relationship consisting of twenty-one residential investment properties in the Joplin, Mo. area and another $1.4 million relationship consisting of a partially completed subdivision in Springfield, Mo.

At December 31, 2009, eight separate relationships comprised $20.4 million, or 55%, of the total foreclosed assets balance. In addition to the two new relationships described above, six other of these relationships were previously described more fully in the Company's September 30, 2009, Quarterly Report on Form 10-Q under "Foreclosed Assets".

BUSINESS INITIATIVES

The Company plans to open two to three banking centers per year as market conditions warrant as part of its overall long-term strategic plan. Construction plans are underway to build full-service banking centers in 2010 in Forsyth, Mo., and Des Peres, Mo. Both banking centers have received necessary regulatory approvals.

The Company will build its first facility in Forsyth, which is part of the Branson, Mo., market area. The facility, located at 15695 Highway 160 and east of Branson, will complement the Company's four banking centers operating in this region with three locations in Branson and one in Kimberling City, Mo. The banking center is expected to open later in 2010.

The full-service banking center in Des Peres will be the Company's second location in the St. Louis metropolitan area. The Des Peres location at 11689 Manchester is approximately seven miles from the Company's Creve Coeur, Mo., banking center, which opened in May 2009 and is the Company's most successful banking center opening to date generating more than $88.9 million in core deposits. The Company also operates a loan production office and two Great Southern Travel offices in the St. Louis market. The banking center is expected to open in late 2010.

Great Southern will continue its participation in the FDIC's Transaction Account Guarantee Program (a part of the Temporary Liquidity Guarantee Program), which was extended by the FDIC until June 30, 2010. By participating in this program, Great Southern is purchasing additional FDIC insurance coverage for its customers. Great Southern customers with noninterest-bearing deposit accounts, Lawyer's Trust Accounts or IOLTA's, and NOW accounts paying interest at a rate less than 0.50 percent will be fully insured by the FDIC regardless of the account balance. Coverage under the Transaction Account Guarantee Program is in addition to and separate from the coverage available under the FDIC's general deposit insurance rules.

On December 21, 2009, Great Southern Bancorp was added to the NASDAQ OMX American Bankers Association (ABA) Community Bank Index (NASDAQ:ABQI). The Index is designed to track the performance of banks and thrifts, or their holding companies, listed on The NASDAQ Stock Market. The Index is intended to

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serve as a benchmark for investment products by including the larger and more liquid community banks. The NASDAQ OMX ABA Community Bank Index is reranked on a semi-annual basis.

Great Southern Bancorp, Inc. will hold its 21st Annual Meeting of Shareholders at 10:00 a.m. CDT on Wednesday, May 12, 2010, at the Great Southern Operations Center, 218 S. Glenstone, Springfield, Mo. Holders of Great Southern Bancorp, Inc. common stock at the close of business on the record date, March 3, 2010, can vote at the annual meeting, either in person or by proxy. Material to be presented at the Annual Meeting will be available on the company's Web site, www.greatsouthernbank.com, prior to the start of the meeting.

The common stock of Great Southern Bancorp, Inc., is quoted on the NASDAQ Global Select Market System under the symbol "GSBC". The last reported sale price of GSBC stock in the quarter ended December 31, 2009, was $21.36.

Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Headquartered in Springfield, Mo., Great Southern operates 72 banking centers and more than 200 ATMs in Missouri, Iowa, Kansas and Nebraska. The Company also serves lending needs through a loan production office in Rogers, Ark.

www.greatsouthernbank.com

Forward-Looking Statements

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result" "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above and other risks described from time to time in the Company's filings with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the company at and for the periods indicated. Financial data for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included. The results of operations and other data for the three and twelve months ended December 31, 2009, and 2008, are not necessarily indicative of the results of operations, which may be expected for any future period.

Selected Financial Condition Data:	December 31, 2009	December 31, 2008	September 30, 2009
	(Dollars in thousands)
Total assets	$3,641,119	$2,659,923	$3,726,996
Loans receivable, gross	2,122,226	1,746,159	2,111,073
Allowance for loan losses	40,101	29,163	38,630
Foreclosed assets, net	41,660	32,659	45,616
Available-for-sale securities, at fair value	764,291	647,648	728,598
Deposits	2,713,961	1,908,028	2,740,982
Total borrowings	591,908	500,030	654,862
Total stockholders' equity	298,908	234,087	286,260
Common stockholders' equity	242,891	178,507	230,355
Non-performing assets (excluding FDIC-supported
assets	65,001	65,861	64,575
	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30,
	2009	2008	2009	2008	2009
Selected Operating Data:	(Dollars in thousands)
Interest income	$41,661	$35,786	$155,868	$144,814	$39,686
Interest expense	15,482	18,544	66,605	73,231	15,911
Net interest income	26,179	17,242	89,263	71,583	23,775
Provision for loan losses	7,500	5,000	35,800	52,200	16,500
Non-interest income	8,650	6,309	122,784	28,144	57,005
Non-interest expense	20,875	13,383	78,195	55,706	22,657
Provision (credit) for income taxes	1,629	1,599	33,005	(3,751)	14,058
Net income (loss)	$4,825	$3,569	$65,047	$(4,428)	$27,565
Net income (loss) available to
common shareholders	$3,988	$3,327	$61,694	$(4,670)	$26,714
	At or For The Three Months Ended December 31,		At or For The Twelve Months Ended December 31,		At or For The Three Months Ended September 30,
	2009	2008	2009	2008	2009
Per Common Share:
Net income (loss) (fully diluted)	$.28	$.25	$4.44	$ (.35)	$1.91
Book value	$18.12	$13.34	$18.12	$13.34	$17.19
Earnings Performance Ratios:
Annualized return on average assets	0.52%	0.55%	1.91%	(0.18)%	3.17%
Annualized return on average stockholders' equity	7.81%	8.32%	29.72%	(2.47)%	50.82%
Net interest margin	3.32%	2.80%	3.03%	3.01%	3.27%
Net interest margin excluding hedge acctg. entries	3.32%	2.90%	3.04%	3.14%	3.27%
Average interest rate spread	3.26%	2.56%	2.98%	2.74%	3.30%
Efficiency ratio	59.94%	56.83%	36.88%	55.86%	28.05%
Non-interest expense to average total assets	2.20%	1.90%	2.15%	2.07%	2.27%
Asset Quality Ratios (excluding FDIC-supported assets):
Allowance for loan losses to period-end loans	2.35%	1.66%	2.35%	1.66%	2.28%
Non-performing assets to period-end assets	1.79%	2.48%	1.79%	2.48%	1.73%
Non-performing loans to period-end loans	1.24%	1.90%	1.24%	1.90%	1.11%
Annualized net charge-offs to average loans	1.43%	1.16%	1.44%	2.63%	2.47%

GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except number of shares)

	December 31,	December 31,	September 30,
	2009	2008	2009
	(Unaudited)		(Unaudited)
ASSETS
Cash	$ 242,723	$ 135,043	$ 362,942
Interest-bearing deposits in other financial institutions	201,853	32,877	189,124
Cash and cash equivalents	444,576	167,920	552,066
Available-for-sale securities	764,291	647,678	728,598
Held-to-maturity securities (fair value $16,065 - December 2009;
$1,422 - December 2008)	16,290	1,360	16,290
Mortgage loans held for sale	9,269	4,695	8,557
Loans receivable (1), net of allowance for loan losses of
$40,101 - December 2009; $29,163 - December 2008	2,082,125	1,716,996	2,072,443
FDIC indemnification asset	141,484	--	187,359
Interest receivable	15,582	13,287	15,961
Prepaid expenses and other assets	66,020	14,179	40,575
Foreclosed assets held for sale (2), net	41,660	32,659	45,616
Premises and equipment, net	42,383	30,030	38,272
Goodwill and other intangible assets	6,216	1,687	6,443
Investment in Federal Home Loan Bank stock	11,223	8,333	14,816
Current and deferred income taxes	--	21,099	--
Total Assets	$ 3,641,119	$ 2,659,923	$ 3,726,996
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 2,713,961	$ 1,908,028	$ 2,740,982
Securities sold under reverse repurchase agreements with customers	335,893	215,261	335,990
Federal Home Loan Bank advances	171,603	120,472	234,413
Structured repurchase agreements	53,194	50,000	53,211
Short-term borrowings	289	83,368	319
Subordinated debentures issued to capital trust	30,929	30,929	30,929
Accrued interest payable	6,283	9,225	7,630
Advances from borrowers for taxes and insurance	1,268	334	2,031
Accounts payable and accrued expenses	9,423	8,219	26,532
Current and deferred income taxes	19,368	--	8,699
Total Liabilities	3,342,211	2,425,836	3,440,736
Stockholders' Equity:
Capital stock
Serial preferred stock, $.01 par value;
authorized 1,000,000 shares; issued and outstanding December 2009
and December 2008 - 58,000 shares	56,017	55,580	55,905
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding December 2009 - 13,406,403 shares; December 2008 -
13,380,969 shares	134	134	134
Stock warrants; December 2009 and December 2008 - 909,091 shares	2,452	2,452	2,452
Additional paid-in capital	20,180	19,811	20,074
Retained earnings	208,625	156,247	196,685
Accumulated other comprehensive income (loss)	11,500	(137)	11,010
Total Stockholders' Equity	298,908	234,087	286,260
Total Liabilities and Stockholders' Equity	$ 3,641,119	$ 2,659,923	$ 3,726,996
(1)	At December 31, 2009, includes loans net of discounts totaling $425.7 million, which are subject to significant FDIC support through loss share agreements.
(2)	At December 31, 2009, includes foreclosed assets net of discounts totaling $3.1 million, which are subject to significant FDIC support through loss share agreements.

GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED		THREE MONTHS ENDED
	December 31,		December 31,		September 30,
	2009	2008	2009	2008	2009
	(Unaudited)		(Unaudited)		(Unaudited)
INTEREST INCOME
Loans	$ 33,554	$ 28,436	$123,463	$119,829	$ 31,346
Investment securities and other	8,107	7,350	32,405	24,985	8,340
TOTAL INTEREST INCOME	41,661	35,786	155,868	144,814	39,686

INTEREST EXPENSE
Deposits	12,432	15,405	54,087	60,876	12,641
Federal Home Loan Bank advances	1,463	1,138	5,352	5,001	1,452
Short-term borrowings and repurchase agreements	1,440	1,636	6,393	5,892	1,647
Subordinated debentures issued to capital trust	147	365	773	1,462	171
TOTAL INTEREST EXPENSE	15,482	18,544	66,605	73,231	15,911
NET INTEREST INCOME	26,179	17,242	89,263	71,583	23,775
PROVISION FOR LOAN LOSSES	7,500	5,000	35,800	52,200	16,500
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	18,679	12,242	53,463	19,383	7,275
NON-INTEREST INCOME
Commissions	1,566	1,687	6,775	8,724	1,596
Service charges and ATM fees	5,045	3,749	17,669	15,352	4,730
Net realized gains on sales of loans	819	288	2,889	1,415	729
Net realized gains (losses) on sales and impairments of
available-for-sale securities	322	(2,056)	(1,521)	(7,342)	1,966
Net gain (loss) on sales of fixed assets	--	16	--	191	--
Late charges and fees on loans	159	188	672	819	202
Change in interest rate swap fair value net of change
in hedged deposit fair value	--	1,695	1,184	6,981	--
Initial gain recognized on business acquisitions	--	--	89,795	--	45,919
Accretion of income related to business acquisitions	--	--	2,733	--	1,367
Other income	739	742	2,588	2,004	496
TOTAL NON-INTEREST INCOME	8,650	6,309	122,784	28,144	57,005
NON-INTEREST EXPENSE
Salaries and employee benefits	11,321	7,273	40,450	31,081	11,077
Net occupancy and equipment expense	3,498	2,069	12,506	8,281	3,509
Postage	792	551	2,789	2,240	755
Insurance	1,149	561	5,716	2,223	1,041
Advertising	482	206	1,488	1,073	365
Office supplies and printing	401	166	1,195	820	318
Telephone	520	343	1,828	1,396	512
Legal, audit and other professional fees	587	504	2,778	1,739	850
Expense (income) on foreclosed assets	674	947	4,959	3,431	2,935
Other operating expenses	1,451	763	4,486	3,422	1,295
TOTAL NON-INTEREST EXPENSE	20,875	13,383	78,195	55,706	22,657
INCOME (LOSS) BEFORE INCOME TAXES	6,454	5,168	98,052	(8,179)	41,623
PROVISION (CREDIT) FOR INCOME TAXES	1,629	1,599	33,005	(3,751)	14,058
NET INCOME (LOSS)	$ 4,825	$ 3,569	$ 65,047	$ (4,428)	$27,565
PREFERRED STOCK DIVIDENDS AND DISCOUNT ACCRETION	837	242	3,353	242	851
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$ 3,988	$ 3,327	$ 61,694	$ (4,670)	$26,714
BASIC EARNINGS PER COMMON SHARE	$.30	$.25	$4.61	$(0.35)	$1.99
DILUTED EARNINGS PER COMMON SHARE	$.28	$.25	$4.44	$(0.35)	$1.91
DIVIDENDS DECLARED PER COMMON SHARE	$.18	$.18	$.72	$.72	$.18

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Fees included in interest income were $437,000 and $491,000 for the three months ended December 31, 2009, and 2008, respectively. Fees included in interest income were $1.8 million and $2.5 million for the twelve months ended December 31, 2009, and 2008, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	December 31, 2009	Three Months Ended December 31, 2009			Three Months Ended December 31, 2008

	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

		(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family
residential	5.87%	$ 329,959	$5,099	6.13%	$215,201	$3,354	6.20%
Other residential	6.03	166,402	2,665	6.35	121,956	1,875	6.12
Commercial real estate	6.21	655,524	10,945	6.62	479,296	8,007	6.65
Construction	5.80	504,407	6,827	5.37	587,770	9,106	6.16
Commercial business	5.68	180,981	2,980	6.53	133,965	2,047	6.08
Other loans	6.88	231,852	3,947	6.75	192,275	3,049	6.31
Industrial revenue bonds	6.12	68,190	1,091	6.35	61,528	998	6.45

Total loans receivable	6.25	2,137,315	33,554	6.23	1,791,991	28,436	6.31

Investment securities and other
interest-earning assets	4.68	995,009	8,107	3.23	659,333	7,350	4.43

Total interest-earning assets	5.47	3,132,324	41,661	5.27	2,451,324	35,786	5.81
Non-interest-earning assets:
Cash and cash equivalents		286,981			81,768
Other non-earning assets		259,347			80,358
Total assets		$3,678,652			$2,613,450

Interest-bearing liabilities:
Interest-bearing demand and
savings	1.00	$ 697,709	1,963	1.12	$388,461	1,251	1.28
Time deposits	2.33	1,745,118	10,469	2.38	1,415,323	14,154	3.98
Total deposits	1.88	2,442,827	12,432	2.02	1,803,784	15,405	3.40
Short-term borrowings and
structured repo	1.20	396,628	1,440	1.44	314,328	1,636	2.07
Subordinated debentures issued
to capital trust	1.85	30,929	147	1.89	30,929	365	4.69
FHLB advances	4.00	177,968	1,463	3.26	122,255	1,138	3.70
Total interest-bearing
Liabilities	1.91	3,048,352	15,482	2.01	2,271,296	18,544	3.25
Non-interest-bearing liabilities:
Demand deposits		300,215			142,361
Other liabilities		27,036			11,271
Total liabilities		3,375,603			2,424,928
Stockholders' equity		303,049			188,522
Total liabilities and
stockholders' equity		$3,678,652			$2,613,450

Net interest income:
Interest rate spread	3.56%		$26,179	3.26%		$17,242	2.56%
Net interest margin*				3.32%			2.80%
Average interest-earning assets
to average interest-bearing
liabilities		102.8%			107.9%

_______________
*Defined as the Company's net interest income divided by total interest-earning assets.

	December 31, 2009	Twelve Months Ended December 31, 2009			Twelve Months Ended December 31, 2008

	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

		(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family
residential	5.87%	$ 292,409	$17,224	5.89%	$206,299	$13,290	6.44%
Other residential	6.03	136,668	8,528	6.24	109,348	7,214	6.60
Commercial real estate	6.21	605,149	39,066	6.46	479,347	32,250	6.73
Construction	5.80	567,405	31,269	5.51	649,037	41,448	6.39
Commercial business	5.68	156,236	10,044	6.43	162,512	10,013	6.16
Other loans	6.88	205,768	13,033	6.33	179,731	11,871	6.60
Industrial revenue bonds	6.12	64,432	4,299	6.67	55,728	3,743	6.72

Total loans receivable	6.25	2,028,067	123,463	6.09	1,842,002	119,829	6.51

Investment securities and other
interest-earning assets	4.68	917,843	32,405	3.53	533,567	24,985	4.68

Total interest-earning assets	5.47	2,945,910	155,868	5.29	2,375,569	144,814	6.10
Non-interest-earning assets:
Cash and cash equivalents		250,422			71,989
Other non-earning assets		206,727			74,446
Total assets		$3,403,059			$2,522,004

Interest-bearing liabilities:
Interest-bearing demand and
savings	1.00	$ 611,136	6,600	1.08	$484,490	8,370	1.73
Time deposits	2.33	1,650,913	47,487	2.88	1,268,941	52,506	4.14
Total deposits	1.88	2,262,049	54,087	2.39	1,753,431	60,876	3.47
Short-term borrowings and
structured repo	1.20	399,587	6,393	1.60	262,004	5,892	2.25
Subordinated debentures issued
to capital trust	1.85	30,929	773	2.50	30,929	1,462	4.73
FHLB advances	4.00	190,903	5,352	2.80	133,477	5,001	3.75

Total interest-bearing
liabilities	1.91	2,883,468	66,605	2.31	2,179,841	73,231	3.36
Non-interest-bearing liabilities:
Demand deposits		221,215			147,665
Other liabilities		23,692			10,823
Total liabilities		3,128,375			2,338,329
Stockholders' equity		274,684			183,675
Total liabilities and
stockholders' equity		$3,403,059			$2,522,004

Net interest income:
Interest rate spread	3.56%		$89,263	2.98%		$71,583	2.74%
Net interest margin*				3.03%			3.01%
Average interest-earning assets
to average interest-bearing
liabilities		102.2%			109.0%

_______________
*Defined as the Company's net interest income divided by total interest-earning assets.